Exhibit 10.13

LICENSE AGREEMENT

This License Agreement ("Agreement") is entered into by and between MDNA Life Sciences Inc., a Delaware corporation ("MDNA"), and _____, a Delaware corporation ("__"), as of the 22nd day of December, 2017 (the "Effective Date").

WHEREAS, MDNA owns the rights to ce1iain intellectual property that is useful in connection with laboratory testing relating to prostate cancer; and

WHEREAS, _____ is engaged in the business of providing laboratory testing services;

and

WHEREAS, the purpose of this Agreement is to set forth the terms by which MDNA will license such intellectual property to _____ and its Affiliates.

NOW, THEREFORE, in consideration of the mutual covenants exchanged herein, MDNA and _____ hereby agree to be legally bound as follows:

1.            Definitions. For purposes of this Agreement, the terms below shall have the meanings set fo1ih below. Additional terms are defined in the preamble above and throughout the Agreement.

"Affiliate" or "Affiliates" means, with respect to a party to this Agreement, any current or future Entity which controls, is controlled by, or is under common control with such party. For purposes of this definition and Section 4.2.d. only, "control" means direct or indirect ownership of at least fifty percent (50%) of the shares or other equity interests of the subject Entity entitled to vote in the election of directors (or, in the case of an Entity that is not a corporation, for the election of the corresponding managing authority).

"Applicable Test" means an assay performed by _____ or its Affiliate that constitutes a Licensed Service.

"Commencement Date" means the earlier of: (a) one hundred and fifty (150) days after the Effective Date of this Agreement, or (b) the Commercial Launch Date.

"Commercial Launch Date" means the first date on which _____ makes Licensed Services generally available to its customers (excluding research and development, validation work, or testing performed in connection with clinical studies or clinical trials).

"Confidentiality Agreement" means the Confidentiality Agreement between the parties dated July 28, 2017.

"Confidential Information" has the meaning defined in the Confidentiality Agreement. Without limiting the foregoing, all Net Sales and other information furnished or disclosed to MDNA by _____ in connection with this Agreement shall be considered Confidential Information.

"Contract Quarter" means a three (3) month period commencing on (i) the Commencement Date or the three (3), six (6), or nine (9) month anniversary of the Commencement Date, or (ii) any annual anniversary of the foregoing thereafter.

"Contract Year" means a period of twelve (12) months beginning on the Commencement Date and each annual anniversary thereof. For example, the first Contract Year means the period of time commencing on the Commencement Date and continuing for twelve (12) months from the Commencement Date.

"Entity" means a person, corporation, partnership, association, limited liability company, unincorporated organization, firm, or other entity.

"Exclusive Period" means the period beginning on the Effective Date and continuing for the remainder of the Term, unless terminated earlier pursuant to Section 2.2.b.

"Field" means the field of prostate cancer identification, screening, and diagnosis m humans using blood.

"IVD Kit" means an in vitro diagnostic product that requires regulatory approval and is sold in a kit form for the purpose of allowing third parties to perform a test.

"LDT" means a laboratory developed test.

"Licensed Patents" means (a) the patents and patent applications listed on Exhibit A attached hereto and all other applications claiming priority thereto, specifically relating to the detection of the 3.4kb mitochondrial DNA deletion in human blood; (b) all divisionals, continuations and continuations-in-part of, and other applications claiming priority to any of the foregoing or from which any of the foregoing claim priority; (c) all patents issuing from any of the foregoing, including substitutions, reissues, re-examinations, extensions, registrations, patent term extensions, supplemental protection certificates and renewals of any of the foregoing; and (d) any other patent applications, patents, or other patent rights owned, licensed, or otherwise controlled by MDNA in the Territory during the Term that would be useful to _____ in performing or selling Licensed Services in the Field, including without limitation patent rights covering any improvements or modifications made by MDNA to its Prostate Mitomic Test.

"Licensed Service" means any process, method, test or service which, without the license granted in this Agreement, would infringe a Valid Claim contained in the Licensed Patents in the Territory.

"Licensed Trademark" shall mean the trademark "Mitomic Technology™", which is, and hereafter shall remain, the property of MDNA.

"Milestones" means the milestone events specified on Exhibit B attached hereto.

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"Milestone Fees" means the milestone fees specified on Exhibit B attached hereto, corresponding to the occurrence of applicable Milestones, payable in accordance with Section 3.5.

"Minimum Annual Royalties" means the minimum annual royalties set forth on Exhibit C attached hereto (based on the applicable Contract Year), payable in accordance with Section 3.3.

"Minimum Sales Thresholds" means the amount of Applicable Tests set forth on Exhibit D attached hereto, which _____ must sell in an applicable Contract Year in order to maintain its exclusivity as described in Section 2.2.b.

"Net Sales" means the itemized fee-for-service amounts actually earned by _____ or its Affiliates from third parties for performance of Licensed Services (taking into account discounts, rebates and contractual allowances), less taxes and bad debt as recorded by _____ (up to maximum of 6%) as to its revenues during the applicable period. For purposes of the prior sentence, "earned" means amounts that are booked (or recognized as income) according to generally accepted accounting principles (GAAP) for accrual basis taxpayers. The bad debt deduction referenced in this definition is the charge, on a percentage of revenue basis, which _____ recognizes in the given period to maintain the allowance for doubtful accounts at an appropriate level, to estimate the extent to which collection of accounts receivable will not be possible from customers. MDNA understands and acknowledges that _____ does not monitor or charge bad debt expense on an individual test basis. The Net Sales with respect to Licensed Services when sold in combination with other products, services, or tests which are not Applicable Tests (collectively, "Non-Royalty-Bearing Items"), shall be that amount determined by multiplying the Net Sales covering both the Applicable Test and Non-Royalty Bearing Items by an appropriate combination fraction. The combination fraction shall be a fraction, the numerator of which is the list price of the Applicable Test and the denominator of which is the aggregate of the list price for both the Applicable Test and Non-Royalty Bearing Items.

"Preliminary Study" means a clinical study that _____ intends to conduct following the Effective Date as generally described on Exhibit E attached hereto.

"Term" means the period beginning on the Effective Date and ending upon expiration or termination of this Agreement (including the Initial Term, as defined in Section 4.1, and any and all Renewal Terms, as defined in Section 4.1).

"Territory" means the United States of America, and its possessions and territories.

"Valid Claim" means a claim in a patent that has been issued and that has not expired, lapsed, or been declared invalid by a final order (for which all appeal periods have passed and with respect to which there is no pending appeal) of a court of competent jurisdiction in the Territory or by the U.S. Patent and Trademark Office.

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2.	License to Licensed Patents.

2.1           Grant and Scope of License. MDNA hereby grants to _____ and each of its Affiliates a license to use the Licensed Patents in the Territory to (i) conduct research and development for commercial purposes in the Field that is limited to testing performed by _____ and its Affiliates in connection with clinical studies or clinical trials for commercial purposes; (b) develop and validate _____'s and its Affiliates' own LDTs for the purposes and indications in the Field that are described in the Licensed Patents; and (c) perform, market, offer for sale, sell and otherwise commercialize LDTs in the Field. This license does not include the right to make or sell IVD Kits.

2.2	Exclusivity.

a.       During the Exclusive Period, _____'s license to the Licensed Patents shall be exclusive in the Territory for the Field. Accordingly, during the Exclusive Period, MDNA shall not (i) perform, market, offer for sale, sell, or otherwise commercialize an LDT in the Territory for the Field (whether directly for customers, as a reference laboratory or send-out service for another clinical laboratory, or otherwise), or (ii) license or otherwise grant any Entity other than _____ (and its Affiliates) the right to use the Licensed Patents to perform, market, offer for sale, sell or otherwise commercialize an LDT in the Territory for the Field. To the extent MDNA has, prior to the Effective Date, licensed or otherwise granted any Entity (a "Pre- Existing Licensee") other than _____ (and its Affiliates) the right to use the Licensed Patents, it shall have provided any such Pre-Existing Licensee notice of rescission or termination in advance of the Effective Date, and such prior grant shall not constitute a breach of this Agreement provided that such notice effectively terminates the rights of such Pre-Existing Licensee within thirty (30) days after the Effective Date.

b.       In the event _____ and its Affiliates fail to sell an amount of Applicable Tests equal to or exceeding the Minimum Sales Thresholds in any Contract Year of the Term, then MDNA will have the right to terminate the Exclusive Period by providing written notice to _____ within ninety (90) days following the end of such Contract Year. Following termination of the Exclusive Period, _____'s license to the Licensed Patents shall be non- exclusive for the remainder of the Term. For purposes of clarification, _____'s failure to meet the Minimum Sales Thresholds shall not be considered a breach of this Agreement, and MDNA's sole and exclusive remedy for _____'s failure shall be to convert _____'s exclusive license to a non-exclusive license, as described herein.

2.3          Preliminary Study. MDNA acknowledges that _____intends to conduct a Preliminary Study at _____'s own cost. _____will use commercially reasonable eff01is to complete its initial validation work within thirty (30) days after the Effective Date of this Agreement, and the Preliminary Study within one hundred and twenty (120) days after completion of such validation work. In the event _____ elects to publish or publicly present the data generated by _____ in the Preliminary Study, _____ agrees to give MDNA prior written notice. If MDNA objects to such publication or presentation within fifteen (15) days of receipt of such written notice, _____ will cooperate by either not publishing or presenting such data, or by making any changes reasonably requested by MDNA. MDNA shall not publish, publicly present or otherwise disclose any data arising from the Preliminary Study without the prior written consent of _____, and in the event _____ provides such consent, (a) MDNA shall allow _____ or its representatives to participate as co-authors at their own election, and

(b) _____ shall be given appropriate credit in an acknowledgment in such form and substance as is approved by _____.

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2.4          Additional Licensed Patents. MDNA will promptly notify _____ in writing of any patent rights other than those listed on Exhibit A that are owned, licensed, or otherwise controlled by MDNA in the Territory at any time during the Term that may be useful to _____ in performing or selling Licensed Services in the Field, including without limitation any patent rights covering any improvements or modifications made by MDNA to its Prostate Mitomic Test. All such patent rights will automatically be included within the definition of "Licensed Patents" and the license granted in Section 2.1 for purposes of this Agreement without additional charge to _____ and its Affiliates.

3.	Payments.

3.1          Upfront License Fee. _____ will pay MDNA an upfront license fee of Two Hundred and Fifty Thousand Dollars ($250,000.00) within ten (10) days after the Effective Date.

3.2          Commencement Date License Fee. _____ will pay MDNA an additional license fee of Two Hundred and Fifty Thousand Dollars ($250,000.00) within thirty (30) days after the Commencement Date. For purposes of clarification, (a) this fee will only be due one time even if there are multiple LDTs (or multiple versions of the same LDT) marketed or sold by _____ and its Affiliates, and (b) this fee will not be due if this Agreement is terminated at any time prior to thirty (30) days after the Commencement Date.

3.3          Minimum Annual Royalties. Within thirty (30) days after the beginning of each Contract Year of the Term, _____ agrees to pay MDNA the applicable Minimum Annual Royalties for that Contract Year. All Minimum Annual Royalties will be fully creditable towards Running Royalties (defined below) that are payable under this Agreement. For purposes of clarification, even if the Exclusive Period is terminated by MDNA, the Minimum Annual Royalties will continue to be payable by _____.

3.4          Running Royalties. _____ agrees to pay MDNA a running royalty equal to ten percent (10%) of its Net Sales during the Term ("Running Royalties"), subject to deducting any creditable Minimum Annual Royalties paid by _____ as provided above. For purposes of clarification, no royalty shall be due under this Agreement on any tests performed by _____ or its Affiliate using an IVD Kit purchased from MDNA or a vendor holding a license from MDNA under the Licensed Patents. In addition, in no event shall an Applicable Test require payment of more than one royalty. _____ shall have the right to determine the amount to be billed for Applicable Tests. However, the parties will meet on a semi-annual basis to discuss the then- current pricing of Applicable Tests, as appropriate based on market conditions. Within thirty (30) days following the end of each Contract Quarter during the Term, _____ will notify MDNA in writing of (i) the total number of Applicable Tests sold and reported by _____ and its Affiliates during the prior Contract Quarter, and (ii) the total Net Sales of _____ and its Affiliates during the prior Contract Quarter. _____ shall pay ,MDNA the Running Royalty payable for such Contract Quarter (after deducting any credits taken for Minimum Annual Royalties previously paid and being applied to the amount due). All payments due under this Agreement are specified in, and shall be made in, the legal currency of the United States of America. Conversion of sales recorded in other currencies to U.S. dollars will be performed in a manner consistent with _____'s normal practices used to prepare its financial statements consistent with Generally Accepted Accounting Principles, provided that such practices use a widely accepted source of published exchange rates.

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3.5          Milestone Fees. Within thirty (30) days after the end of an applicable Contract Quarter in which a particular Milestone occurs for the first time during the Term, _____ agrees to pay MDNA the corresponding applicable Milestone Fee. For purposes of clarification, each of the Milestone Fees shall be payable only one time.

3.6          Wire Payment. _____ shall make all payments due to MDNA under this Agreement by wire transfer to:

MDNA Life Sciences, Inc

2054 Vista Parkway

Suite 400

West Palm Beach FL 33411

Bank of America NA

222 Broadway

New York, New York 10038

Account# 435035119573

Routing# 026009593

Swift Code: BOFAUS3N

3.7           No Other Payments. Except as specified in this Section 3, no other payments shall be due from _____ or its Affiliates in exchange for the rights granted or obligations assumed by MDNA under this Agreement.

4.	Term; Termination.

4.1          Initial Term and Renewal Terms. The initial term of this Agreement will commence on the Effective Date and continue until the expiration of five (5) Contract Years (the "Initial Term"), unless sooner terminated as provided below. Upon expiration of the Initial Term, the parties may agree to extend the term of this Agreement for one or more additional periods (each a "Renewal Term"), subject to agreement on Minimum Sales Thresholds (if the Exclusive Period has not been terminated), Running Royalties, Minimum Annual Royalties, and Milestone Fees that would apply to such Renewal Term(s).

4.2          Termination. Without limiting any other rights or remedies available to a party, the Term of this Agreement may be terminated:

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a.       By _____ immediately upon written notice to MDNA at any time prior to the Commercial Launch Date in the event _____ reasonably believes that the results of the Preliminary Study did not achieve the desired outcomes described on Exhibit E attached hereto;

b.       By _____ at any time, for any reason, upon at least one hundred and eighty (180) days prior written notice to MDNA;

c.       By either party because of any material breach of the other party of this Agreement upon thirty (30) days prior written notice; provided, however, that if such breaching party shall, within the foregoing thirty (30)-day period, cure such breach, then such notice of termination shall be of no effect; or

d.       By _____ immediately upon written notice in the event of a Change of Control whereby an Applicable Competitor (defined below) acquires control of MDNA. A "Change of Control" means an event as a result of which the holders of the outstanding voting securities of MDNA or the Entities with the power to direct or cause the direction of the management and policies of MDNA as of the Effective Date, cease to own a majority of the outstanding voting securities of MDNA or the power to direct or cause the direction of the management and policies of MDNA. An "Applicable Competitor" means any commercial clinical laboratory which has gross revenues exceeding $100 million derived from providing diagnostic laboratory services in either the then current year or immediately prior year.

5.	Intellectual Pro .

5. I         Issuance and Maintenance of Patents. MDNA agrees that it shall properly prosecute all patent applications within the Licensed Patents and use reasonable efforts to obtain valid, issued patents based on such applications. During the Term of this Agreement, MDNA shall submit all filings, make all payments, and take all other actions necessary to maintain all Licensed Patents as valid, in force and in good standing for the longest possible duration with the

U.S. Patent and Trademark Office (at its own expense) to avoid premature expiration or termination of such Licensed Patents. MDNA agrees to promptly provide _____ with copies of all Final Actions and Notices of Allowance sent to or received from the U.S. Patent and Trademark Office with respect to the Licensed Patents.

5.2          Enforcement of Rights. During the Exclusive Period, MDNA agrees that it shall, at its own expense, use reasonable efforts to enforce its rights with respect to any infringement in the Field in the Territory by a third party of any of the Licensed Patents. Without limiting the foregoing, in the event MDNA is unsuccessful in persuading an alleged infringer to desist within a reasonable time (not to exceed four (4) months) after MDNA first becomes aware of the basis for such suit during the Exclusive Period, then (i) MDNA shall negotiate in good faith with _____ on reasonable adjustments to the financial terms of this Agreement (including without limitation potential reductions to the Running Royalty rate, Minimum Annual Royalties, and Milestone Fees), and (ii) if MDNA fails to have initiated and diligently pursue an infringement suit within such reasonable period of time, then MDNA shall grant _____ and its Affiliates the right to file suit on its behalf and MDNA agrees to cooperate and provide reasonable assistance to _____ and its Affiliates in connection with such suit. _____ and its Affiliates shall have the right to any recovery or damages obtained as a result of a suit brought by _____ and its Affiliates (whether by settlement, judgment or otherwise). MDNA agrees that _____ may join MDNA as a party to any suit described in this Section 5.2 as necessary for purposes of establishing standing.

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5.3          Notice of Infringement. MDNA shall notify _____ immediately if it becomes aware of any infringement in the Field in the Territory by a third party of any Licensed Patent during the Exclusive Period. _____ shall notify MDNA immediately if it becomes aware of any infringement in the Field in the Territory by a third party of any Licensed patent during the Exclusive Period.

5.4          Use of the Licensed Trademark. MDNA hereby grants to _____ and each of its Affiliates a non-exclusive license to use the Licensed Trademark in connection with the marketing and sale of LDTs in the Field that are Licensed Services. _____ agrees to use commercially reasonable eff011s · to include in all materials, documents, and/or written information marketed, sold, or otherwise provided by _____ with respect to Licensed Services, a reference that the test was performed using the "Mitomic Technology™." At all times during the Initial Term and during any Renewal Term, _____ shall use all commercially reasonable efforts to use the Licensed Trademark in a manner that does not derogate from MDNA' s rights to and/or ownership of the Licensed Trademark. As of the Effective Date and for the duration of the Initial Term and any Renewal Term, MDNA shall own the Licensed Trademark. Immediately upon termination of this Agreement, _____ shall cease and desist any and all use of the Licensed Trademark.

6.            Representations and Warranties. MDNA hereby represents and warrants to _____

that:

a.            MDNA has sufficient rights to license the Licensed Patents to _____ and its Affiliates as specified in this Agreement;

b.            The Licensed Patents are not subject to any lien, claim, security interest, or encumbrance, except for blanket liens, claims, security interests, or encumbrances that may be against all or substantially all of the assets of MDNA, which would include the Licensed Patents;

c.            This Agreement (including the license granted hereunder) does not contravene or constitute a default of any agreement or commitment to which MDNA is bound;

d.            To the best of MDNA's knowledge and belief, there is no material unauthorized use or infringement of the Licensed Patents in the Field in the Territory;

e.            To the best of MDNA's knowledge and belief, there is no pending or threatened litigation relating to the Licensed Patents;

f.            To the best of MDNA's knowledge and belief, there are no patent or other rights of a third party that would be infringed by _____'s or its Affiliates' performing, selling or otherwise commercializing Licensed Services;

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g.            As of the Effective Date, MDNA has not granted any licenses (or, if granted, has provided notice of rescission or termination of such licenses that will effectively terminate such license within thirty (30) days after the Effective Date), immunities from suit, or covenants-not- to-sue to any third parties with respect to the Licensed Patents in the Territory; and

h.            As of the Effective Date, to the best of MDNA's knowledge and belief, the issued Licensed Patents listed on Exhibit A are valid and enforceable.

7.	Confidentiality.

7.1          Confidentiality Agreement. The Patties agree that the terms of the Confidentiality Agreement shall apply to any Confidential Information exchanged by the patties pursuant to this Agreement: provided, however, that the Confidentiality Agreement is hereby deemed amended as follows:

a.       the "Purpose," as defined in the recitals to the Confidentiality Agreement, is hereby expanded to include the purposes of fulfilling obligations or exercising rights under this Agreement; and

b.       the two (2) year term of the Confidentiality Agreement described in Section 5 of the Confidentiality Agreement is hereby extended to continue for the Term of this Agreement.

7.2          Press Releases; Publicity. MDNA shall not in any way adve1tise or publish the fact that MDNA is licensing patents to _____ and its Affiliates without the prior written consent of _____. Notwithstanding the foregoing, the parties acknowledge that they intend to issue a joint press-release either announcing the relationship between the parties contemplated by this Agreement, or announcing the launch of the Licensed Services by _____, in a form agreed upon by both patties. MDNA acknowledges that _____ has a proprietary interest in its legal and business name and reputation. Therefore, MDNA agrees that it shall not make reference to or otherwise use _____'s name nor shall MDNA mention or describe this Agreement or its relationship with _____ and its Affiliates in any press release, advertising, marketing and/or promotional materials or other publications or materials without first obtaining the prior written approval of _____. Notwithstanding the foregoing, the patties agree that MDNA may identify _____ as a provider of its own test, independently developed and validated by _____, that uses the Mitomic Technology, (a) on the MDNA website in a form approved in advance by _____, and (b) in other relevant promotional materials relating to the Mitomic Technology, if approved in advance by _____.

7.3       Remedies. MDNA acknowledges and agrees that because the violation, breach, or threatened breach of this Section 7 would result in immediate and irreparable injury to _____, _____ shall be entitled, without limitation of remedy, to (i) temporary and permanent injunctive and other equitable relief restraining MDNA from activities constituting a violation, breach or threatened breach of this Section 7 to the fullest extent allowed by law, and

(ii) all such other remedies available at law or in equity, including without limitation the recovery of damages.

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7.4          Survival. This Section 7 shall survive expiration or termination of this Agreement.

8.            Assignment and Benefit. Except as expressly set forth in this Agreement, this Agreement may not be assigned by either party to any third party without the prior written consent of the other party. Subject to the prior sentence, the rights, duties, and obligations of the parties under this Agreement shall inure to the benefit and shall be binding upon their respective successors and permitted assigns.

9.            Status of Parties. This Agreement creates no relationship of joint venturers, partners, or principal and agent between the parties. Further, neither patty shall be authorized to act on behalf of, or otherwise bind the other patty.

10.          Notices. Any notice contemplated or required or permitted to be given under this Agreement shall be sufficient if in writing and prepaid and if (i) delivered personally, (ii) sent registered or certified mail, return receipt requested, (iii) sent by express delivery service (such as Federal Express) where the recipient must execute its receipt, or (iv) sent by facsimile and immediately confirmed by registered or certified mail or express delivery, to the parties' respective addresses below, or to such other addresses as either party hereto may hereafter designate in writing.

MDNA: MDNA Life Sciences Inc. Attn: Chief Executive Officer 2054 Vista Parkway, Suite 400 West Palm Beach, FL 33411 Fax: (877) 486-6193	_____: _____________ Attn: Law Department _____________ _____________ Fax: _____________ with a copy sent to: _____________ Attn: Corporate Development _____________ _____________

11.          Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and obligations of the parties.

12.          _____ Rights in Event of Bankruptcy Rejection. Notwithstanding any other provision of this Agreement to the contrary, in the event that MDNA becomes a debtor under the United States Bankruptcy Code (11 U.S.C. §101 et. seq. or any similar law in any other country (the "Bankruptcy Code")) and rejects this Agreement pursuant to Section 365 of the Bankruptcy Code, (i) the license to the Licensed Patents described under this Agreement shall be deemed fully retained by and vested in _____ as protected intellectual property rights under Section 365(n)(l)(B) of the Bankruptcy Code and further shall be deemed to exist immediately before the commencement of the bankruptcy case in which MDNA is the debtor; and (ii) _____ shall have all of the rights afforded to non-debtor licensees under Section 365(n) of the Bankruptcy Code.

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13.          Records; Audits. _____ shall keep full, true and accurate records and books of account containing all pa1iiculars that may be necessary for the purpose of confirming the accuracy of, and calculating, as applicable, all payments to MDNA hereunder (including records of Net Sales), and any other records reasonably required to be maintained with respect to _____'s obligations under this Agreement, for a minimum period of three (3) years or such longer period as required by Applicable Laws. Upon reasonable prior written notice, MDNA shall have a right to request an audit of _____ in order to confirm the accuracy of the foregoing (an "Audit"), but no more than one (1) Audit per calendar year. If a third party conducts such Audit on MDNA's behalf, then such third party must be approved by _____ and execute a confidentiality agreement reasonably acceptable to _____. _____ shall make personnel reasonably available during regular business hours to answer queries on all such books and records required for the purpose of the Audit. Any underpayments by _____ shall be paid to MDNA within ten (10) business days of notification of the results of such inspection, unless _____ disputes such results. Any overpayments made by _____ shall be refunded by MDNA within ten (10) business days of notification of the results of such inspection. MDNA shall bear the cost of any such Audit, unless the Audit reveals that the actual amounts payable over the entire period Audited hereunder to be underreported by _____, by more than ten percent (10%), than the amounts as previously reported by _____, in which case _____ will be the reasonable costs of such Audit.

14.          Miscellaneous. This Agreement may be executed in counterparts in order to provide each party with a fully-executed original hereof. This Agreement may not be changed, modified or amended except by an agreement in writing signed by both parties. The provisions of this Agreement are hereby deemed by the parties to be severable, and the invalidity or unenforceability of any one or more of the provisions of this Agreement shall not affect the validity and enforceability of the remaining provisions thereof. The waiver by any party to this Agreement of any breach or violation of any provisions of this Agreement by any other party hereto shall not operate as a waiver of any other breach. Titles and headings of sections of this Agreement are for convenience and reference only and shall not affect the construction of any provisions of this Agreement. All exhibits attached hereto are hereby incorporated herein by reference. This Agreement reflects the complete understanding of the parties and constitutes their entire agreement regarding its subject matter, superseding all prior verbal or written negotiations, representations, agreements, understandings, and statements regarding the subject matter herein.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties have executed this Agreement by signature of their respective duly authorized representatives as of the Effective Date.

_____________	MDNA Life Sciences Inc.

By:	By:
Printed Name: _____________	Printed Name: -Chris Mitton

Title:	Title: President & CEO

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Exhibit A

Licensed Patents

Country	Patent/ Publication No.	Serial No.	Filing Date	Title	Assignee	Status
us	8,008,008	11/975,390	10/18/2007	Mitochondrial Mutations And Rearrangements As A Diagnostic Tool For The Detection Of Sun Exposure, Prostate Cancer And Other Cancers	Mitomics Inc.	Patented
us	Not yet published	15/470,175		Mitochondrial Mutations And Rearrangements As A Diagnostic Tool For The Detection Of Sun Exposure, Prostate Cancer And Other Cancers	Mitomics Inc.	Pending
us	Not yet published	15/690,147	8/29/2017	Mitochondrial Mutations And Rearrangements As A Diagnostic Tool For The Detection Of Sun Exposure, Prostate Cancer And Other Cancers	MDNALife Sciences Inc.	Pending

Exhibit B

Milestones and Milestone Fees

Milestone#	Milestone	Milestone Fee
1	50,000 Applicable Tests sold and repo1ied by _____	One Million Dollars ($1,000,000.00)
2	300,000 Applicable Tests sold and repo1ied by _____	Two Million, Five Hundred Thousand Dollars ($2,500,000.00)
3	600,000 Applicable Tests sold and repo1ied by _____	Two Million, Five Hundred Thousand Dollars ($2,500,000.00)
4	900,000 Applicable Tests sold and repo1ied by _____	Two Million, Five Hundred Thousand Dollars ($2,500,000.00)

Exhibit C

Minimum Annual Royalties

Contract Year 1	One Million Dollars ($1,000,000.00)
Contract Year 2	Two Million Dollars ($2,000,000.00)
Contract Year 3	Three Million Dollars ($3,000,000.00)
Contract Year 4	Four Million Dollars ($4,000,000.00)
Contract Year 5	Five Million Dollars ($5,000,000.00)

Note: The Minimum Annual Royalties in the table above shall be prorated for the final Contract Year of the Term, to the extent it is not a full twelve (12) month period.

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Exhibit D

Minimum Sales Thresholds

Contract Year I	70,000 Applicable Tests
Contract Year 2	I 00,000 Applicable Tests
Contract Year 3	200,000 Applicable Tests
Contract Year 4	250,000 Applicable Tests
Contract Year 5	300,000 Applicable Tests
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Exhibit E

Preliminary Study

Primary Objectives

1.	Document analytical sensitivity, specificity, accuracy, precision and reportable range of the assay for LDT validation.
2.	Validate the clinical sensitivity and specificity of the LDT

Outcomes

LDT Validation

I.	Using the applicable assay protocol (such as sample volumes, reagent concentrations and volumes, and cycling parameters), measures of precision, analytical sensitivity and analytical specificity satisfy applicable regulatory requirements including CLIA and New York State's Clinical Laboratory Evaluation Program
2.	Paired sample data between _____ and MDNA is sufficient to provide a bias estimation between the two laboratories and establish _____'s diagnostic cutoff.
3.	PMT classification concordance (positive or negative) between _____ and MDNA is greater than or equal to 80% of samples. (Each laboratory's data set will be classified using its own diagnostic cutoff).

Clinical Validation

1.	Applying _____'s diagnostic cutoff to the data set, validate the clinical sensitivity for clinically significant cancers and specificity for cancer negative of PMT to be at levels acceptable to _____.

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